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                                  April 24, 2000

Remedy Corporation
1505 Salado Drive
Mountain View, California 94043

               Re:    Remedy Corporation (the "Company")
                      Registration Statement for
                      an aggregate of 5,126,594 Shares of Common Stock

Ladies and Gentlemen:

        We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of the (i) 3,692,325 shares of Common Stock available for issuance under the Company's 1995 Stock Option/Stock Issuance Plan, (ii) 75,000 shares of Common Stock available for issuance under the Company's 1995 Non-Employee Directors Stock Option Plan, and (iii) 1,359,269 shares of Common Stock available for issuance under the Company's Employee Stock Purchase Plan and under the Company's International Employee Stock Purchase Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Company's 1995 Stock Option/Stock Issuance Plan, the 1995 Non-Employee Directors Stock Option Plan, the Employee Stock Purchase Plan and the International Employee Stock Purchase Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 /s/ GUNDERSON DETTMER STOUGH VILLENEUVE
                                     FRANKLIN & HACHIGIAN, LLP
                                 ----------------------------------------------
                                 Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP